Exhibit 99.1

Contact:	Patrick Suehnholz
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

•	Quarterly revenues of $66.9 million, down 34% from prior year fourth quarter; annual revenues of $239.2 million, down 29% from prior year due to fewer significant transaction closings during year, particularly outside the U.S.

•	Compensation ratio of 60% for the fourth quarter, 67% for the full year, higher than our historic norm due to the spreading of total compensation expenses over lower total revenues

•	Operating costs for the quarter negatively impacted by a non-cash adjustment to reflect the increased likelihood of achievement of the Cogent earnout; full year operating costs negatively impacted by a foreign exchange loss related to the financing of our foreign operations

•	Net income and earnings per share were adversely impacted by a one-time adjustment in deferred tax values as a result of the new U.S. tax law and certain other tax adjustments, resulting in a net loss for the quarter and year

•	Repurchased approximately 3.8 million shares of common stock during the fourth quarter through a tender offer and other open market transactions at an average price of $17.41 per share; for the full year repurchased approximately 4.3 million shares of common stock and common stock equivalents at an average price of $18.64 per share

•	Remaining authorization under our share repurchase plan at December 31, 2017 was $219.2 million

NEW YORK, February 6, 2018 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $239.2 million, a loss before taxes of $0.3 million, a net loss allocated to common stockholders of $26.7 million and a diluted loss per share of $0.83 for the year ended December 31, 2017.

The Firm’s annual results were negatively impacted by non-recurring tax charges related to the revaluation of its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts, new accounting guidance for 2017 related to the tax effect, at the time of the vesting of restricted stock awards, of the difference between the grant price value and the market price value of the awards, and certain other tax adjustments discussed below.

The Firm’s 2017 revenues compare to revenues of $335.5 million for 2016, which represents a decrease of $96.3 million, or 29%. The Firm’s 2017 net loss allocated to common stockholders of $26.7 million and diluted loss per share of $0.83 compare to net income allocated to common stockholders of $60.8 million and diluted earnings per share of $1.89 for 2016.

The Firm’s fourth quarter total revenues were $66.9 million compared to total revenues of $101.6 million for the same period in 2016, representing a decrease of $34.7 million, or 34%. The Firm’s fourth quarter net loss allocated to common stockholders, which was negatively impacted by tax adjustments as discussed below, was $26.2 million compared to net income allocated to common stockholders of $23.7 million for the fourth quarter of 2016. The diluted loss per share for the fourth quarter of 2017, including the tax charge for the rate change and other tax adjustments, was $0.85 compared to diluted earnings per share of $0.74 for the fourth quarter of 2016.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“2017 was an unusually difficult year for us, particularly in comparison to a strong performance in 2016. The primary driver in that was a much weaker than typical contribution from our historically strong European corporate advisory franchise, which more than offset the benefit of a record performance by our capital advisory group. Our results were also encumbered by adjustments related to the new U.S tax law and foreign currency losses related to the financing of our foreign operations,” Robert F. Greenhill, Chairman, said.

“In the fourth quarter we began to see the improvement in advisory revenue and announced transactions that we had been expecting. For 2018, our European business looks poised to return to its historic status as a strong contributor already in the first half, while we should also see improvement in other international markets. Meanwhile, we continue to see strong momentum in our capital advisory business. And our earnings and cash flow going forward should be significantly enhanced by the U.S. tax rate reduction. As a result, our confidence in the long term performance of our business remains strong despite our 2017 results. While we were able to implement only a modest portion of our share repurchase plan in 2017, we will look to accelerate that in 2018 while maintaining a disciplined approach,” Scott L. Bok, Chief Executive Officer, commented.

For the full year 2017, the number of worldwide completed M&A transactions increased by 4% as compared to 2016, while the volume of completed transactions (reflecting the sum of all transaction sizes) decreased by 10%. For 2017, the number of announced M&A transactions globally increased by 7% as compared to 2016, while the volume of announced transactions decreased by 1%.1

[1]	Source: Thomson Financial as of February 5, 2018. Number of transactions refers to those greater than $100,000.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2017 and 2016, respectively:

	For the Three Months Ended
	December 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$66.2	99%	$101.5	100%
Investment revenues	0.7	1%	0.1	0%

Total revenues	$66.9	100%	$101.6	100%

	For the Year Ended
	December 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$238.0	100%	$334.8	100%
Investment revenues	1.2	—%	0.7	—%

Total revenues	$239.2	100%	$335.5	100%

Summarized below are our historical advisory revenues by client location and industry for each of the prior five year periods ended December 31, 2017.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2017	2016	2015	2014	2013
North America	73%	57%	58%	59%	52%
Europe	17%	30%	23%	30%	33%
Rest of World	10%	13%	19%	11%	15%

Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2017	2016	2015	2014	2013
Consumer Goods & Retail	9%	10%	4%	16%	14%
Energy & Utilities	10%	6%	5%	7%	7%
Financial Services	2%	7%	6%	11%	13%
General Industrial & Other	24%	24%	39%	25%	20%
Healthcare	9%	16%	12%	15%	16%
Real Estate, Lodging & Leisure	3%	6%	4%	2%	4%
Technology, Communications & Media	13%	16%	9%	13%	15%
Capital Advisory (Fund Placement)	30%	15%	21%	11%	11%

Advisory Revenues

Full Year

For the year ended December 31, 2017, advisory revenues were $238.0 million compared to $334.8 million in 2016, a decrease of 29%. The decrease in our 2017 advisory revenues, as compared to 2016, resulted from significantly fewer larger merger and acquisition completion fees as well as a decrease in announcement fees, offset in part by higher capital advisory revenues and an increase in retainer fee revenues.

In 2017, we advised on transactions for the first time for such leading companies around the world as Brookfield Canada Office Properties, Bupa Ltd., Chromalox, Inc., Deltaplam Embalagens Indústria e Comércio Ltda., Energy Corporation of America, Inc., Equiniti Group plc, Grupo Sidecu, Inenco Group Pty Ltd, Jaybro, Mãe Terra Produtos Naturais Ltda., McDermott International, Inc., MorphoSys AG, Morris Corporation Group Pty Ltd, Natural Resource Partners, L.P., Palatin Technologies, Inc., PERSOL HOLDINGS CO., LTD, Talen Energy, Thermamax, Inc., and Total System Services, Inc. We also advised on new transactions for historic clients in all major markets including Bionomics Limited, Det Norske Veritas Holding AS, Emerson Electric Co., Experian plc, F+W Media, Inc., International Flavors & Fragrances, Inc., Ladbrokes Coral Group PLC, Lonmin plc, Lion Pty Ltd, Mannkind Corporation, TEGNA, Inc., and Tesco PLC.

By geographic region in 2017, North America, where we generated 73% of our revenues, remained our largest contributor although, in absolute terms our revenues there declined slightly year over year. In Europe we derived 17% of our revenues, and our absolute revenues there declined by more than half from 2016. In the rest of the world, we generated 10% of our revenues, which was a slight decline year over year in both the percentage and dollar amount of revenues.

By industry sector in 2017, significantly improved performance in capital advisory and to a lesser extent the energy & utilities sectors were more than offset by a decline in revenues generated from our activities in the healthcare, financial services, technology, communication and media, and general industrial sectors.

During 2017, our capital advisory group advised real estate fund general partners on six final closings of primary capital commitments from institutional investors in such funds. In addition, in our secondary capital advisory business we advised institutional investors on 82 closings of sales of limited partnership interests. For 2017, we generated 30% of our advisory revenues from our capital advisory business.

We earned advisory revenues from 197 different clients in 2017, down 7% compared to 212 in 2016. Of this group of clients, 44% were new to the Firm in 2017. We earned $1 million or more from 58 clients in 2017, down 18% compared to 71 in 2016. The ten largest fee-paying clients contributed 39% of our total revenues in 2017 and 40% in 2016. There was no single client in 2017 or 2016 that represented greater than 10% of our revenues.

Fourth Quarter

Advisory revenues were $66.2 million in the fourth quarter of 2017 compared to $101.5 million in the fourth quarter of 2016, a decrease of 35%. The decrease in our advisory revenues in the fourth quarter of 2017, as compared to the same period in 2016, principally resulted from decreases in transaction completion fees and announcement fees, offset in part by higher capital advisory revenues.

Completed assignments in the fourth quarter of 2017 included:

•	the sale of BDD Beteiligungs GmbH, the holding company of the Thermamax Group, to Capvis Equity Partners;

•	the sale of Jaybro to CHAMP Private Equity;

•	the representation of Det Norske Veritas Holding AS on its acquisition of a 36.5% stake in DNV GL Group AS;

•	the sale by Energy Corporation of America of substantially all of its oil and gas assets to Greylock Energy, an affiliate of ArcLight Capital Partners;

•	the sale of Mãe Terra Produtos Naturais Ltda. to The Unilever Group;

•	the representation of MorphoSys AG in connection with a regional licensing agreement with I-Mab Biopharma;

•	the sale of the business of Morris Corporation Group Pty Ltd to Sodexo SA;

•	the acquisition by PERSOL HOLDINGS CO., LTD of Programmed Maintenance Services Limited; and

•	the representation of Grupo Sidecu’s shareholders in the sale of a controlling stake in the company to Portobello Capital.

During the fourth quarter of 2017, our capital advisory group advised real estate fund general partners on two interim closings and two final closings of primary capital commitments from institutional investors in such funds. In addition, in our secondary capital advisory business we advised institutional investors on 32 closings of sales of limited partnership interests.

Expenses

As a result of our recapitalization and the incurrence of interest expense related to a $350.0 million term loan facility we have separately classified in the presentation of expenses (i) operating expenses, which consist of employee compensation and benefits expenses and non-compensation operating expenses, and (ii) interest expense. Non-compensation operating expenses include travel, office space, communications, information services, depreciation, and professional services. A portion of certain costs are reimbursed by clients under the terms of client engagements.

Operating Expenses

Full Year

For the year ended December 31, 2017, total operating expenses were $232.3 million compared to $244.4 million in 2016. The decrease of $12.1 million, or 5%, resulted principally from a decrease in our compensation and benefits expenses, offset in part by an increase in non-compensation expenses, both as described in more detail below.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2017 were $63.9 million compared to $68.5 million for the fourth quarter of 2016. The decrease in total operating expenses of $4.6 million, or 7%, principally resulted from a decrease in our compensation and benefits expenses, partially offset by an increase in non-compensation expenses as described in more detail below.

The following table sets forth information relating to our operating expenses for the three month periods and years ended December 31, 2017 and 2016, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(in millions, unaudited)
Employee compensation and benefits expenses	$40.1	$53.1	$160.2	$182.5
% of revenues	60%	52%	67%	54%
Non-compensation operating expenses	23.8	15.3	72.1	61.9
% of revenues	36%	15%	30%	18%
Total operating expenses	63.9	68.5	232.3	244.4
% of revenues	96%	67%	97%	73%
Total operating income	2.9	33.2	6.9	91.1
Operating profit margin	4%	33%	3%	27%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2017, our employee compensation and benefits expenses were $160.2 million as compared to $182.5 million for the same period in the prior year. The decrease of $22.3 million, or 12%, was principally attributable to a lower year-end bonus accrual for our Managing Director group, reflecting their individual performances and our aggregate outcome. The ratio of compensation to revenues increased to 67% in 2017 as compared to 54% in 2016 as a result of the spreading of lower compensation and benefits expenses over significantly lower revenues in 2017.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2017 were $40.1 million as compared to $53.1 million for the fourth quarter of 2016. The decrease of $13.0 million, or 24%, was principally attributable to a lower year-end bonus accrual for our Managing Director group, reflecting their individual performances and our aggregate outcome. The ratio of compensation to revenues increased to 60% in the fourth quarter as compared to 52% in the fourth quarter of 2016 as a result of the spreading of lower compensation and benefits expenses over significantly lower revenues in the fourth quarter of 2017.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Full Year

For the year ended December 31, 2017, our non-compensation expenses of $72.1 million compared to $61.9 million in 2016, representing an increase of $10.2 million, or 16%. The increase in non-compensation expenses principally resulted from higher occupancy costs due to the addition of another office and an escalation of rent costs, an increase in professional fees in part related to costs associated with our tender offer as part of our recapitalization plan, higher travel costs due to business development expenditures, and a foreign exchange loss of $3.3 million related to the financing of our foreign investments versus a foreign exchange gain of $3.9 million in the prior year.

Non-compensation expenses as a percentage of revenues for 2017 were 30% compared to 18% for 2016. The increase in non-compensation expenses as a percentage of revenues resulted from the effect of spreading higher non-compensation costs over significantly lower revenues in 2017 as compared to 2016.

Fourth Quarter

Our non-compensation expenses were $23.8 million in the fourth quarter of 2017 compared to $15.3 million in the same period in 2016, representing an increase of $8.5 million, or 55%. The increase in non-compensation expenses principally resulted from an increase in professional fees which were principally related to costs incurred on our tender offer, a foreign exchange loss of $0.9 million related to the financing of our foreign investments, and an increase in our estimate of the likelihood that the results of our secondary capital advisory business would be such that the earnout in relation to our 2015 acquisition of Cogent Partners, which relates to the two-year period ending March 31, 2019, would be achieved. The earnout adjustment resulted in a charge of $4.3 million in the quarter.

Non-compensation expenses as a percentage of revenues for the fourth quarter of 2017 were 36% compared to 15% for the same period in 2016. The increase in non-compensation expenses as a percentage of revenues resulted from the effect of spreading higher non-compensation costs over significantly lower revenues in the fourth quarter of 2017 as compared to the same period in 2016.

Our non-compensation operating expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, and currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation operating expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Interest Expense

Full Year

As part of our recapitalization plan, on October 12, 2017 we substantially increased our leverage through the borrowing of $350.0 million under a term loan facility, which bears interest at LIBOR plus 3.75%. As a result of the recapitalization we repaid in full bank borrowings of $83.8 million, which bore interest at the Prime Rate. For the year ended December 31, 2017, we incurred interest expense of $7.2 million as compared to $3.2 million for 2016.    The increase in interest expense during 2017 related to the increased borrowings incurred as part of our recapitalization plan.

Fourth Quarter

Interest expense was $4.7 million for the fourth quarter of 2017 as compared to $0.8 million for the fourth quarter of 2016. The increase in interest expense related to the increase in the outstanding borrowing amount due to the drawdown of the new term loan facility in October 2017.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period.    Further, we are required under the term loan facility to make quarterly amortization payments and beginning in 2019 an annual prepayment based on a calculation of our excess cash flow. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2017, the provision for income taxes was $26.4 million as compared to a provision for income taxes for the year ended December 31, 2016 of $27.1 million. While the provision for income taxes in 2017 and 2016 was relatively comparable, we had substantially lower pre-tax income in 2017 as compared to 2016, and the provision for income taxes in 2017 principally resulted from certain non-recurring tax adjustments discussed below. For 2017, the effective rate was not meaningful due to nearly breakeven results for the period and the various adjustments discussed below. For 2016, our effective tax rate was 31%, which was lower than our average historical rate due to the generation of a greater proportion of earnings from foreign jurisdictions with lower tax rates.

The provision for income taxes for 2017, which was based on a nominal pre-tax loss for the year, was adversely affected by a number of factors. First, we incurred a consolidated tax charge due to income taxes incurred on earnings generated in the U.S. that were not fully offset by tax benefits realized from foreign source losses. Second, in accordance with the accounting requirements we established a valuation allowance for tax loss carryforwards in certain foreign jurisdictions. Third, we were subject to a new accounting pronouncement beginning in 2017, which required us to record a tax charge of $1.5 million during the year for the tax effect of the difference between the grant price value and market price value of restricted stock awards at the time of vesting. Prior to 2017, the tax effect of this difference was recorded as a charge or benefit to stockholders equity. Finally, in the fourth quarter we incurred a substantial tax charge as a result of the enactment of the “Tax Cuts and Jobs Act” (the “TCJA”), which was signed into law on December 22, 2017, and reduced the U.S. corporate income tax rate beginning in 2018 from 35% to 21%. While the reduction in income tax rates will benefit us in future periods, at the time the tax legislation was enacted we were required to revalue our deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate income tax rates on these deferred amounts. The revaluation of deferred tax accounts resulted in a charge of $15.4 million in 2017.

Fourth Quarter

For the fourth quarter of 2017, the provision for income taxes was $24.5 million as compared to a provision for income taxes in the fourth quarter of 2016 of $8.7 million. The increase in the provision for income taxes in the fourth quarter of 2017 of $15.8 million, as compared to the same period in 2016, principally resulted from non-recurring adjustments related to the TCJA and other tax adjustments discussed above.

Due to the nominal pre-tax loss and the adjustment recorded in the provision for income taxes for the fourth quarter of 2017 the effective tax rate is not meaningful. For the fourth quarter of 2016 our effective tax rate was 27%, which was lower than our typical effective tax rate due to the generation of a greater than expected fourth quarter earnings from foreign jurisdictions with lower tax rates.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2017, we had cash and cash equivalents of $267.6 million and term loan debt of $350.0 million.

As part of our recapitalization plan our Board authorized the repurchase of up to $285.0 million of our common stock.    We began the implementation of our repurchase plan during the fourth quarter and, as of December 31, 2017, we have repurchased 3,434,137 shares of our common stock through a tender offer and an additional 343,411 common shares through other open market transactions, or in aggregate 3,777,548 common shares at an average price of $17.41 per share, for a total cost of $65.8 million. At December 31, 2017, we had $219.2 million remaining and authorized under our repurchase program, which we intend to implement through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

For the full year 2017, in addition to the shares we repurchased as part of our repurchase program we also repurchased 491,677 restricted stock units from employees at the time of vesting to settle tax liabilities. In aggregate for 2017, we repurchased 4,269,225 shares of our common stock and common stock equivalent repurchased at an average price of $18.64 per share, for a total cost of $79.6 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on March 21, 2018 to common stockholders of record on March 7, 2018.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Tuesday, February 6, 2018, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer will review the Firm’s fourth quarter and full year 2017 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317- 6003 (toll-free domestic) or (412) 317- 6061 (international); passcode: 0794179. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 10116229.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “likely”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2016 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Revenues
Advisory revenues	$66,179	$101,482	$237,997	$334,787
Investment revenues	713	109	1,185	732

Total revenues	66,892	101,591	239,182	335,519
Operating Expenses
Employee compensation and benefits	40,130	53,116	160,201	182,478
Occupancy and equipment rental	5,415	4,951	20,713	19,553
Depreciation and amortization	791	811	3,114	3,243
Information services	2,436	2,202	9,529	8,920
Professional fees	2,724	1,787	8,212	6,851
Travel related expenses	3,440	3,009	13,142	11,912
Other operating expenses	9,009	2,574	17,371	11,454

Total operating expenses	63,945	68,450	232,282	244,411

Total operating income	2,947	33,141	6,900	91,108
Interest expense	4,717	783	7,198	3,227

Income (loss) before taxes	(1,770)	32,358	(298)	87,881
Provision for taxes	24,468	8,691	26,353	27,119

Net income (loss) allocated to common stockholders	$(26,238)	$23,667	$(26,651)	$60,762

Average shares outstanding:
Basic	30,874,491	31,787,372	32,074,894	32,042,594
Diluted	30,874,491	31,921,566	32,074,894	32,074,232
Earnings (loss) per share:
Basic	$(0.85)	$0.74	$(0.83)	$1.90
Diluted	$(0.85)	$0.74	$(0.83)	$1.89
Dividends declared and paid per share	$0.05	$0.45	$1.40	$1.80